HOME EQUITY ASSET TRUST 2006-8

DERIVED INFORMATION [10/25/06]

[$1,117,225,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,128,725,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-8

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

HOME EQUITY ASSET TRUST 2006-8

DERIVED INFORMATION [10/25/06]

[$1,117,225,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,128,725,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-8

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-8 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 11/01/06 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5%

of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 871

Total Outstanding Loan Balance ($):

52,682,670

Total Expected Collateral Balance ($):

1,150,000,100

Total Expected Collateral Balance - Selection ($):

52,892,184

Average Loan Current Balance ($):

60,485

Weighted Average Original LTV (%) *:

99.7

Weighted Average Coupon (%):

11.51

Ann Weighted Average Coupon (%): 0.00

Fixed Weighted Average Coupon (%):

11.51

Weighted Average Margin (%): 0.00

Weighted Average FICO (Non-Zero): 652

Weighted Average Age (Months): 4

% First L iens:

0.0

% Second Liens:

100.0

%Alms: 0.0

% Fixed:

100.0

% Interest Only:

0.0

% of Loans with Mortgage Insurance:

0.0

		Total	%		WA
Current Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
8.01 - 8.50	1	164,707	0.3	8.50	100.0	701
8.51 - 9.00	19	796,251	1.5	8.84	99.8	656
9.01 - 9.50	28	1,666,313	3.2	9.34	99.2	699
9.51 - 10.00	50	3,408,917	6.5	9.85	99.9	705
10.01 - 10.50	43	2,934,739	5.6	10.29	99.7	690
10.51 - 11.00	79	5,727,994	10.9	10.87	99.8	687
11.01-11.50	123	9,306,023	17.7	11.34	99.9	665
11.51 - 12.00	208	11,587,647	22.0	11.84	99.8	636
12.01 ?=	320	17,090,077	32.4	12.49	99.4	621
Total:	871	52,682,670	100.0	11.51	99.7	652

Max: 14.75
Min: 8.50
WTd. Avg: 11.51

Home Equity Asset Trust 2006-8 Credit Suisse Securities (USA) LLC

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
476 - 500	2	125,162	0.2	11.13	100.0	489
501-525	3	126,807	0.2	11.39	100.0	513
526 -550	4	135,540	0.3	11.54	100.0	539
551- 575	4	207,070	0.4	11.14	100.0	567
576 - 600	193	8,217,095	15.6	12.09	99.8	591
601-625	198	9,620,161	18.3	11.92	99:8	612
626 - 650	123	8,523,514	16.2	11.90	99.7	640
651-675	151	10,689,839	20.3	11.69	99.4	661
676 - 700	78	5;799,233	11.0	10.93	99.5	687
701- 725	57	4,460,030	8.5	10.21	99.9	710
726 - 750	38	2,786,039	5.3	10.44	99.9	737
751- 775	14	1,150,797	2.2	10.43	100.0	762
776 - 800	5	731:304	1.4	10.78	100.0	790
801 -825	1	110.081	0.2	11.00	100.0	802
Total:	871	52,682,670	100.0	11.51	99.7	652
Max: 802
Min: 488 Wgt Avg: 652

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
<= 50,000	445	14,519,795	27.6	11.72	99.8	627
50,001 - 100,000	294	20,989,577	39.8	11.51	99.9	656
100,001 - 150,000	103	12,130,884	23.0	11.27	99.7	664
150,001- 200,000	27	4,495.797	8.5	11.45	99.7	679
200,001 - 250,000	1	229,705	0.4	10.20	100.0	703
300,001 - 350,000	1	316,912	0.6	12.15	83.6	657
Total:	871	52,682,670	100.0	11.51	99.7	652
Max: 316,912.28
Min: 12,995.32
Avg: 60,485.27

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
80.1- 85.0	1	316,912	0.6	12.15	83.6	657
85.1- 90.0	3	136,357	0.3	9.90	89.6	680
90.1- 95.0	25	1,568,268	3.0	11.81	94.4	648
95.1 - 100.0	842	50,661,132	96.2	11.50	100.0	652
Total:	871	52,682,670	100.0	11.51	99.7	652
Max: 100.0
Min: 83.6 Wtd. Avg: 99.7

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	353	16,978,349	32.2	11.74	99.7	647
0.50	2	203,282	0.4	12.12	100.0	643
1.00	45	4,010,918	7.6	11.60	98.4	677
2.00	284	20,169,243	38.3	11.38	99.9	651
3.00	187	11,320,879	21.5	11.33	99.8	652
Total:	871	52,682,670	100.0	11.51	99.7	652

Home Equity Asset Trust 2006-8 Credit Suisse Securities (USA) LLC

		Total	%		WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Full	524	27,083,993	51.4	11.55	99.6	625
Reduced	167	12,903,831	24;5	11.57	99.7	676
Stated Income I Stated Assets	179	12,645,917	24.0	11.34	99.8	682
No Income /No Assets	1	48,928	0.1	12.00	100.0	712
Total:	871	52,682,670	100.0	11.51	99.7	652

		Total	%		WA
Occupancy Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	866	52,417,914	99.5	11.51	99.7	652
Second Home	2	108,885	0.2	12.79	100.0	606
Investor	3	155,870	0.3	9.79	98.4	736
Total:	871	52,682,670	100.0	11.51	99.7	652

		Total	%		WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	234	21.947,953	41.7	11.30	99.6	661
Florida	77	4,826,549	9.2	11.87	99.6	649
Washington	48	2,740,268	5.2	11.20	99.7	660
New York	27	2.449,58 7	4.6	11.47	99.0	695
Nevada	26	1.858,595	3.5	11.82	99.8	648
Arizona	35	1,709,794	3.2	11.67	99.9	653
Illinois	32	1,632,093	3.1	11.52	99.5	664
Ohio	42	1,403,445	2.7	11.83	99.7	613
Georgia	37	1,380,126	2.6	11.70	99.9	627
Colorado	33	1,236,235	2.3	12.03	99.8	614
Maryland	16	995.781	1.9	11.81	100.0	657
Virginia	18	962,639	1.8	12.22	99.7	633
Michigan	20	835,861	1.6	11.00	100.0	665
Tennessee	24	728,300	1.4	8.96	99.8	602
Oregon	13	661,444	1.3	11.63	99.4	654
Other	189	7,314,001	13.9	11.86	99.9	630
Total:	871	52,682,670	100.0	11.51	99.7	652

		Total	%		WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	712	42,263,395	80.2	11.47	99.8	655
Refinance - Rate Tenn	33	1,747,968	3.3	11.87	99.8	645
Refinance - Cashout	126	8,671,307	16.5	11.63	99.3	636
Total:	871	52,682,670	10[0].0	11.51	99.7	652

		Total	%		WA
Product	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Fixed Balloon 30/15	392	27,703,260	52.6	11.52	99.7	667
Fixed Balloon 40/30	233	12,804,690	24.3	11.43	99.7	631
Fixed Rate	246	12,174,720	23.1	11.54	99.6	638
Total:	871	52,682,670	10[0].0	11.51	99.7	652

Home Equity Asset Trust 2006-8 Credit Suisse Securities (USA) LLC

		~r.w	,.		VV l
Property Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Single Family Residence	619	36,130,130	68.6	11.48	99.7	650
PUD	140	9,790,068	18.6	11.65	99.8	650
Condo	78	4,105,135	7.8	11.56	99.9	652
2Family	26	1,828,257	3.5	11.41	98.9	668
3-4 Family	8	828,680	1.6	11.11	99.3	720
Total:	871	52,682;670	100.0	1L51	99.7	652

Margin (%)

Months to Rate Reset

Maximum Rate (%)

Minimum Rate (%)

Initial Periodic Cap (%)

Subsequent Periodic Cap (%)

		Total	%		WA
Interest Only Period (Months)	No of Loans	Scheduled Balance	Scheduled Balance	WAC	OLTV* %	WA FICO
0	871	52,682,670	100.0	11.51	99.7	652
Total:	871	52,682,670	100.0	11.51	99.7	652